Exhibit (d)(g)(3)

AMENDMENT NO. 2 TO

SUBADVISORY AGREEMENT

This AMENDMENT made effective the 31st day of December, 2014, to the Subadvisory Agreement made May 1, 2006, as amended via a consent to transfer on May 1, 2007, and as previously amended February 1, 2011 (the “Agreement”) by and among QS Batterymarch Financial Management, Inc., a Maryland corporation (successor by merger to Batterymarch Financial Management, Inc., a Maryland corporation) (the “Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Fund (the “Fund”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Portfolio Manager, and Fund (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1. All references to “Batterymarch Financial Management, Inc.” are hereby replaced with “QS Batterymarch Financial Management, Inc.”

2. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

3. The following is added to the end of the first paragraph of Section 2, titled Subadviser Duties:

With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Portfolio Manager shall review any trades executed by a respective Portfolio’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. To the extent permitted by the written investment policies of a Portfolio, as reflected in the Portfolio’s then-current Prospectus and Statement of Additional Information (“SAI”) in the Fund’s Registration Statement (as defined in Section 2(a)(4) below), the Portfolio Manager is authorized, on behalf of the Portfolio, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Fund procedures. The Subadviser is also authorized, on behalf of a Portfolio, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolio’s objectives,

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investment policies and investment restrictions as stated in the Fund’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Fund procedures. The Portfolio Manager is authorized to effect cross transactions between a Portfolio and other accounts managed by the Portfolio Manager and its affiliates in accordance with Fund procedures.

4. The first sentence of subjection 2(a) is amended by deleting the period at the end of the sentence and adding the following:

; and (9) applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and regulatory guidance, releases and interpretations related thereto.

5. The following is added to the end of subsection 2(e):

Accordingly, if Portfolio Manager transmits any inaccurate or erroneous trade relating to a transaction or provides such information beyond the above required timeframes, Portfolio Manager shall be responsible for any resulting loss incurred by the Fund unless such loss was a direct result of the custodian’s willful misfeasance, bad faith, or gross negligence in the performance of its duties.

6. Subsection 2(f) is replaced with the following:

will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both of which may be updated from time to time and provided to the Portfolio Manager), the value of any of the portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Fund:

i. promptly notifying the Investment Adviser in the event the value of any holding of the Portfolio does not appear to reflect corporate actions, news, or other significant events known or that should have been known to the Portfolio Manager; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Fund’s then-current valuation policy and procedures or under those policies and procedures of the Portfolio Manager used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on, to the extent commercially practicable, the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

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ii. verifying pricing and providing fair valuations or recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Fund’s then-current valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv. upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v. maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records.

The Portfolio Manager shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships by following the sub-advisory client’s (i.e., the Fund’s) valuation policies and procedures. If Portfolio Manager fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in the Portfolio having a “material pricing error” (as defined in the Fund’s Pricing Error Policy), Portfolio Manager shall be responsible for any resulting loss incurred by the Portfolio as a result of a late reported (or non-reported) Fair Valuation Event.

7. Subsection 2(i) is replaced with the following:

will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Fund with a copy of the Code of Ethics, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Portfolio Manager shall certify to the Investment Adviser that (a) the Portfolio Manager had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act, as amended) from violating the Code, and that (c), except as otherwise disclosed, there have been no material violations or material changes of the Code or, if a material violation has occurred,

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that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Fund, the Portfolio Manager shall permit representatives of the Investment Adviser and the Fund to examine the reports and records related to the reported material violations (or provide summaries of such reports and records, with non-public personal identification information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics. Notwithstanding anything herein to the contrary, the Portfolio Manager shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Fund for the purpose of the examination, including name or title of a person.

8. Subsection 2(r) is replaced with the following:

will comply with any Fund procedures, including the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to the Portfolio Manager and as may be amended from time to time. As such, the Portfolio Manager agrees not to trade on non-public portfolio holdings information of the Fund in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Portfolio Manager to govern trading of its employees. Compliance with the Selective Disclosure Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the Fund that meet the minimum requirements of the Selective Disclosure Policy. The Portfolio Manager will provide any such agreements to the Investment Adviser or the Fund, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Fund, provided however that the Portfolio Manager may provide only those parts of the agreements that relate to ensuring compliance with the Fund’s Selective Disclosure Policy or other Fund procedures. The Portfolio Manager agrees to provide a certification with respect to compliance with Fund procedures as may be reasonably requested by the Fund from time to time.

9. Subsection 2(v) is replaced with the following:

will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Portfolio. The Portfolio Manager will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Portfolio.

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10. The following is added as new subsection 2(w):

To the extent that the Portfolio Manager engages in transactions that require segregation of assets or other arrangements pursuant to Section 18(f) of the 1940 Act, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Portfolio Manager shall designate to the Fund’s custodian, who shall be identified by the Investment Adviser in writing: (i) those assets to be segregated in accordance with the 1940 Act, if necessary, consistent with Fund procedures, based upon trading strategies and positions the Portfolio Manager employs on behalf of a Portfolio; (ii) to segregate assets, if necessary, in accordance with the 1934 Act; and (iii) to meet any other requirements of broker/dealers who may execute transactions for the Portfolio in connection therewith. Until the Investment Adviser delivers any supplements or amendments to the Portfolio Manager, the Portfolio Manager shall be fully protected in relying on the Fund’s Registration Statement previously furnished by the Investment Adviser to the Portfolio Manager. In managing a Portfolio in accordance with the requirements of this Section 2, the Portfolio Manager shall be entitled to receive and act upon advice of counsel to the Fund, to the Investment Adviser or to the Portfolio Manager that is also acceptable to the Investment Adviser.

11. The following is added as new subsection 2(x):

will (i) identify each position in a Portfolio that constitutes an investment or interest in a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any BDC positions, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.

12. The following is added as new subsection 2(y):

will provide reasonable assistance to the Investment Adviser with respect to the annual audit of the Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations (in particular with respect to investments in loans (including participations and assignments) and all derivatives, including swaps); (ii) providing copies of all documentation relating to investments in loans (including participations and assignments) and derivative contracts, within a reasonable time after the execution of such documentation; (iii) providing assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments (including investments in loans (including participations and assignments) and derivatives) that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

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13. The following is added as new subsection 2(z):

will, on an annual basis, advise the Investment Adviser (i) if the Portfolio Manager acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as a Portfolio and (ii) if so, whether the Portfolio Manager’s fee rate is less than the rate charged the Investment Adviser for management of the Portfolio.

14. The following is added as new subsection 2(aa):

will promptly notify Investment Adviser if Portfolio Manager plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator. Portfolio Manager agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Portfolio Manager agrees that it will provide, upon request, reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Portfolio Manager also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.

15. The following is added as new subsection 2(bb):

will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Portfolio Manager will make available to the Fund and the Investment Adviser information regarding the Portfolio Manager’s BCP, including a plan summary as well as the results of any recent testing.

16. The following is added as new subsection 2(cc):

will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon request will provide appropriate documentation regarding withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets.

17. The third and fourth sentences of Section 3, titled Disclosure about Portfolio Manager and Portfolio, is replaced with the following:

With respect to the disclosure respecting the Portfolio, the Portfolio Manager represents and agrees that the description in the Fund’s prospectus, including the Portfolio’s goal, investment strategies and risks (the “Portfolio Description”), as of the date of this Agreement and as of the date of any Registration Statement or supplement thereto, is consistent with the manner in which the Portfolio Manager intends to manage the Portfolio, and the identification of risks is inclusive of all material risks known to the Portfolio Manager that are expected to arise in

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connection with the manner in which the Portfolio Manager intends to manage the Portfolio. The Portfolio Manager further agrees to notify the Investment Adviser and the Fund promptly in the event that the Portfolio Manager becomes aware that a Portfolio Description is inconsistent in any material respect with the manner in which the Portfolio Manager is managing the Portfolio, and in the event that the identified risks are inconsistent in any material respect with the risks known to the Portfolio Manager that arise in connection with the manner in which the Portfolio Manager is managing the Portfolio.

18. The following is added to the end of Section 4, titled Expenses:

In the event two or more subadvisers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser.

19. Section 13, titled Liability, is replaced with the following:

(a) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Fund and the Investment Adviser agree that the Portfolio Manager, any affiliated person of the Portfolio Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Portfolio Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Portfolio Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Portfolio Manager’s duties, or by reason of reckless disregard of the Portfolio Manager’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.

(b) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Portfolio Manager may have under federal or state securities laws.

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20. Section 14, titled Indemnification, is replaced with the following:

(a) The Portfolio Manager agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Portfolio Manager’s responsibilities to the Fund which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Portfolio Manager’s obligations and/or duties under this Agreement by the Portfolio Manager or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of the Portfolio Manager (other than a PL Indemnified Person), (ii) are based upon the Portfolio Manager’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Portfolio or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person or agent or delegate of the Portfolio Manager (other than a PL Indemnified Person), or (iv) are based upon breach of its fiduciary duties to the Fund or violation of applicable law provided, however, that in no case is the Portfolio Manager’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

(b) The Investment Adviser agrees to indemnify and hold harmless the Portfolio Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Portfolio Manager and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Portfolio Manager (collectively, “Portfolio Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Portfolio Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Fund which (i) are based upon any willful misfeasance, bad faith or gross negligence, or reckless

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disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or agent or delegate acting on behalf of the Investment Adviser (other than a Portfolio Manager Indemnified Person), (ii) are based upon the Investment Adviser’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Portfolio or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person or agent or delegate of the Portfolio Manager (other than a PL Indemnified Person), or (iv) are based upon breach of its fiduciary duties to the Fund or violation of applicable law provided however, that in no case is the Investment Adviser’s indemnity in favor of the Portfolio Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

21. The last sentence of Section 15, entitled Duration and Termination, is replaced with the following:

In the event this Agreement is terminated or is not approved in the manner described above (i) Portfolio Manager agrees to provide all reports, certification and assistance called for pursuant to paragraphs 2(b), 2(h), 2(i), 2(k), 2(n), 2(p), and 2(q) within 30 business days of termination; and (ii) the Sections or Paragraphs numbered 2(g) for a period of six years, and 2(m), 2(t), 9, 10, 13, 14, 16, 17, 18, 19 and 20 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.

22. Subsection 16(a) is replaced with the following:

It is understood that the name “Pacific Life Insurance Company,” “Pacific Life Fund Advisors LLC,” “Pacific Asset Management,” and “Pacific Select Fund” and any abbreviated forms and any derivatives thereof and any logos associated with those names (including, without limitation, the whale logo) are the valuable property of the Investment Adviser and its affiliates, and that the Portfolio Manager shall not use such names (or abbreviations, derivatives or logos) without the prior written approval of the Investment Adviser and only so long as the Investment Adviser is an investment adviser to the Fund and/or the Portfolio(s). Upon termination of this Agreement, the Portfolio Manager shall forthwith cease to use such names (or abbreviations, derivatives or logos).

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23. The following is added to the end of Section 17, titled Limitation of Liability:

For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.

24. Section 18, title Notices, is replaced with the following:

All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)	if to the Portfolio Manager, to:

QS Batterymarch Financial Management, Inc.

880 Third Avenue

New York, NY 10022

Attention: Daniel Holman, Chief Operating Officer

Email: Daniel.Holman@QSinvestors.com

Telephone: 212-886-9222

(b)	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor

General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

(c)	if to the Fund, to:

Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

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25. The following is added to the end of subsection 19(a):

The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

26. The following is added as new subsection 19(f):

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

27. The following is added as new Section 20, titled Confidentiality:

In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(r) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.

28. Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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[Remainder of page left intentionally blank, with signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

QS BATTERYMARCH FINANCIAL MANAGEMENT, INC.

By:	/s/ Daniel Holman	By:	/s/ James Norman
	Name: Daniel Holman		Name: James Norman
	Title: Chief Operating Officer		Title: President

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

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Exhibit A

PACIFIC SELECT FUND

FEE SCHEDULE

Effective:	December 31, 2014

Portfolio:	International Small-Cap Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services based on the following:

(a) The annual percentage of the combined* average daily net assets of the International Small-Cap Portfolio and the Pacific Funds PF International Small-Cap Fund of according to the following schedule:

Rate%	Break Point (assets)
0.700%	on the first $100 million
0.600%	on the next $50 million
0.450%	on the excess

(b) Multiplied by combined* average daily net assets of the International Small-Cap Portfolio and the Pacific Funds PF International Small-Cap Fund.

If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

*	Assets are combined only while the Portfolio Manager is managing both the Portfolio and the Pacific Funds PF International Small-Cap Fund. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Portfolio only.

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